FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Commonwealth Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
7	Fid Small Cap Retirement Fund	20-Jun-02	26-Jun-02	CTI Molecular Imaging Corp	10,720,000	$182,240,000	$17.00	400	$6,800	CS First Boston	US Bancorp Piper Jaffrey	Bear Stearns & Co. Inc.	Banc of America Securities	First Union Securities	Adams Harkness & Hill	CIBC World Markets	Deutsche Bank